Exhibit 99.1

DRIL-QUIP, INC. ANNOUNCES FOURTH QUARTER AND FULL YEAR 2020 RESULTS

HOUSTON, February 25, 2021 — Dril-Quip, Inc. (NYSE: DRQ), (the “Company” or “Dril-Quip”) today reported operational and financial results for the fourth quarter and full year 2020.

Key highlights for the fourth quarter of 2020 included:

•	Delivered fourth quarter revenue of $87.2 million and full year 2020 revenue of $365.0 million despite significant disruptions to operations and timing of deliveries from pandemic related impacts;

•	Recorded a net loss of $11.3 million, or $0.33 per share, in the fourth quarter of 2020 and a net loss of $30.8 million, or $0.87 per share, for the full year 2020;

•	Generated adjusted EBITDA of $9.0 million, or 10.3% of revenue, in the fourth quarter of 2020 and adjusted EBITDA of $31.7 million, or 8.7% of revenue, for the full year 2020;

•	Reported net cash used by operating activities of $16.8 million in the fourth quarter of 2020 and $21.1 million for the full year 2020;

•

Free cash flow was negative $18.5 million, inclusive of $1.7 million of capital expenditures, for the fourth quarter of 2020 and negative $33.0 million, inclusive of $11.9 million of capital expenditures for the full year 2020;

•

Completed 2020 planned cost saving initiatives, capturing $20 million in annualized savings, and expect approximately $10 million in additional annualized cost savings in 2021, of which $5 million is expected to be realized during the year

Blake DeBerry, Dril-Quip’s Chief Executive Officer, commented, “The year 2020 brought about unforeseen challenges for our employees, company and customers. A year that began with expectations of meaningful growth and improved financial results quickly reset to a market environment that required our continued resolve to act decisively to ensure the safety and well-being of our employees and reduce our operating costs in anticipation of a more gradual recovery. I am extremely proud of all of our employees around the globe who continued to perform their duties at a high level whether in our manufacturing facilities, serving customers on rigs or performing their roles remotely from home.”

“Despite the difficult operating environment, we were able to accomplish a number of objectives that helped us navigate the difficult 2020 environment and set us on a path to future growth and profitability for Dril-Quip. First, we premiered our VXTe vertical subsea tree system, a disruptive technology that was presented with the Spotlight on New Technology Award by the 2020 Offshore Technology Conference. We announced a strategic collaboration agreement with Proserv for the manufacture and supply of subsea control systems that allowed us to combine a state-of-the-art controls system with our award-winning subsea production systems. It also allowed us to forego the cost of operating a controls business and the associated research and development spending. Finally, we utilized our transformation playbook to swiftly respond to the severe market decline in 2020 and reduce our costs approximately $20 million on an annualized basis.”

“During the fourth quarter we saw bookings of $36 million and finished the year with $182 million in product bookings. The lower fourth quarter bookings are indicative of ongoing market uncertainty until there is further evidence that the improvement in demand and commodity prices are sustainable as we enter into a post COVID-19 world. We anticipate that orders could continue to be lumpy and remain in a $40 to $60 million range per quarter for 2021; however as global economies begin to reopen, we expect to see some improvement in the back half of the year. As we closed the year, we saw $20 million in cash collections shift from late 2020 to early 2021 as many customers closely managed their cash positions at year end.”

“We remain committed to driving annual productivity improvements through continued deployment of LEAN. We estimate these to contribute $5 million to EBITDA in 2021 and $10 million annualized thereafter. These actions will be more keenly focused on our global supply chain to ultimately reduce our costs for delivering products and services to our customers. This in conjunction with improving our working capital efficiency will help us increase our free cash flow yield in 2021 and beyond.”

“Building on our leaner cost structure, we are making progress in advancing various growth initiatives as well. This includes exploring further peer-to-peer collaborations to gain access to new markets for our technology and growing our downhole tools product line in underrepresented markets. We also look to expand the utilization of our ‘e Series’ technology offering to current and prospective customers in order to help them lower the costs and carbon footprint of their projects by reducing rig time and materials. A responsibility that we embrace as our customers look to us to assist them with certain aspects of their energy transition.”

“As we move into 2021, Dril-Quip will evaluate success and management incentives by our successful execution towards our strategic objectives. These include meeting or exceeding free cash flow yield targets, exploring further peer-to-peer collaborations to expand market access for our subsea technology, continue to grow our downhole tools business in target markets and increase the utilization of our ‘e Series’ technology to help improve reliability while reducing costs and the carbon footprint for our customers.”

In conjunction with today’s release, the Company posted a new investor presentation entitled “Fourth Quarter and Full Year 2020 Supplemental Earnings Information” to its website, www.dril-quip.com, on the “Events & Presentations” page under the Investors tab. Investors should note that Dril-Quip announces material financial information in Securities and Exchange Commission (“SEC”) filings, press releases and public conference calls. Dril-Quip may use the Investors section of its website (www.dril-quip.com) to communicate with investors. It is possible that the financial and other information posted there could be deemed to be material information. Information on Dril-Quip’s website is not part of this release.

Operational and Financial Results

Revenue, Cost of Sales and Gross Operating Margin

Consolidated revenue for the fourth quarter of 2020 was $87.2 million, down $4.1 million from the third quarter of 2020. The sequential decrease in revenue was driven by reduced production hours, primarily in the Company’s Houston facility, caused by an increase in safety and quarantine precautions from a rise in COVID-19 cases in the U.S. during the quarter. For the full year 2020, revenue was $365.0, down $49.8 million from the full year of 2019. The decrease in revenue year-over-year was primarily due to delays in shipments and manufacturing disruptions caused primarily by impacts of the COVID-19 pandemic on oil and gas demand and operations.

Cost of sales for the fourth quarter of 2020 was $64.1 million, a decrease of $3.1 million sequentially from the third quarter of 2020. Gross operating margin for the fourth quarter of 2020 was 26.6%, mostly flat compared to the third quarter of 2020. Gross margins sequentially remained flat due to an increased contribution from higher margin service revenue.

Cost of sales for the full year of 2020 was $269.7 million, a decrease of $25.3 million from the full year 2019. Gross operating margin for the full year 2020 was 26.1% compared to a gross operating margin of 28.9% for the full year 2019. The decrease in gross operating margin year-over-year can be attributed to the decline in revenues, COVID-19 related increased costs, volume reductions and supply chain disruptions as well as an unfavorable product mix from increased lower margin fabricated joint sales. These factors were partially offset by additional cost saving actions taken as part of our continued business transformation.

Selling, General and Administrative Expenses

Selling, general and administrative (“SG&A”) expenses for the fourth quarter of 2020 were $26.2 million, an increase of $5.4 million compared to the third quarter of 2020. The sequential increase in SG&A was primarily due to higher expenses related to short term legal expense. SG&A expenses for the full year 2020 were $95.1 million, a decrease of $3.4 million compared to the full year 2019. The year-over-year decrease was attributable to cost savings actions completed and suspension of short-term incentive compensation, partially offset by the aforementioned legal expenses. Engineering and product development expenses for the fourth quarter of 2020 were up $0.1 million compared to the third quarter of 2020 and up approximately $1.6 million for the full year 2020 compared to the full year 2019. The increase in expenses sequentially and year-over-year were related to higher costs associated with strategic growth initiatives tied to committed customer orders and research and development costs, primarily associated with the VXTe subsea tree technology.

Net Income, Adjusted EBITDA and Free Cash Flow

For the fourth quarter of 2020, the Company reported a net loss of $11.3 million, or $0.33 per share, compared to net income of $14.3 million, or $0.41 per share, for the third quarter of 2020. The sequential decrease in net income can be attributed primarily to the aforementioned legal expense and a lower income tax benefit compared to the third quarter. For the full year of 2020, the Company reported a net loss of $30.8 million, or $0.87 per share, compared to net income of $1.7 million, or $0.05 per share, for the full year of 2019. The decrease in net income year-over-year can be attributed primarily to impairment, restructuring and other charges taken during 2020 associated with our continued business transformation.

Adjusted EBITDA totaled $9.0 million for the fourth quarter of 2020 compared to $10.2 million for the third quarter of 2020. The sequential decrease in adjusted EBITDA was due to higher manufacturing overhead from a reduction in productive hours caused by increased quarantine requirements and a loss of certain government subsidies in the Eastern Hemisphere. Adjusted EBITDA for the full year of 2020 was $31.7 million compared to $53.8 million for the full year of

2019. The year-over-year decrease in adjusted EBITDA was driven by decreased revenues from lower product and leasing revenues and increased costs related to the global pandemic and research and development costs related to the VXTe subsea tree technology, partially offset by cost actions. Our execution of cost actions in both 2019 and in 2020 helped to mitigate the declines in revenue on margins leading to decremental margins of 44 percent.

Net cash provided by operating activities was a negative $16.8 million and free cash flow was approximately a negative $18.5 million for the fourth quarter of 2020. The decrease in net cash provided by operations of $30.7 million compared to the third quarter of 2020 was primarily driven by the non-recurrence of a federal income tax benefit and past due customer payments delayed until the first quarter of 2021. Net cash provided by operating activities was a negative $21.1 million, and free cash flow was approximately a negative $33.0 million for the full year of 2020. The decrease in net cash provided by operations of $35.8 million compared to the full year of 2019 was primarily driven by increases in stocking program inventory and timing of deliveries due to logistical disruptions and delays caused by the global pandemic, severance expenses and the delayed collection of receivables, primarily in the fourth quarter, partially offset by the previously referenced federal income tax benefit. Capital expenditures in the fourth quarter of 2020 were approximately $1.7 million and $11.9 million for the full year of 2020, the majority of which was related to machinery and equipment spend consolidating our Aberdeen manufacturing operations into Houston.

Cost Saving Initiatives

In the first quarter of 2020, the Company announced its plans to achieve approximately $20 million in annualized cost savings in response to the deteriorating market conditions in 2020. These actions spanned across manufacturing, supply chain, SG&A, engineering and research and development and are designed to better align our organization with anticipated market activity. During the fourth quarter, the Company executed on approximately $2.0 million of these annualized cost saving actions, resulting in a total of $20.5 million annualized savings executed during 2020.

The Company will continue on its LEAN journey and is targeting additional productivity gains of approximately $10 million in annualized cost savings, of which approximately $5 million will be realized in 2021. The majority of the planned actions relate to further refinement of our manufacturing and supply chain operations.

Balance Sheet and Liquidity

Dril-Quip’s cash on hand as of December 31, 2020 was $346.0 million, which, together with amounts available under the asset-based lending (ABL) facility, resulted in approximately $386.2 million of available liquidity. The Company’s strong liquidity position, combined with a debt-free balance sheet, provides for significant financial and operational flexibility. The Company intends to use its financial strength to continue to support its existing customers, access new markets and continue investing in the rapid commercialization of new technologies that reduce materials, emissions and costs associated with our customers exploration and development projects.

Share Repurchases

For the three-month period ended December 31, 2020, the Company did not purchase shares under its share repurchase plan authorized by the Board of Directors in February of 2019. For the full year ended December 31, 2020, the Company purchased 808,389 shares under the share repurchase plan at an average price of approximately $30.91 per share totaling approximately $25.0 million and retired such shares. The Company has purchased approximately $51 million of the $100 million authorized. The Company continues to evaluate the amount and timing of its share repurchases and intends to limit future share repurchases to not exceed the Company’s free cash flow generation.

About Dril-Quip

Dril-Quip is a leading manufacturer of highly engineered drilling and production equipment for use onshore and offshore, which is particularly well suited for use in deep-water, harsh environments and severe service applications.

Forward-Looking Statements

Statements contained herein relating to future operations and financial results that are forward-looking statements, including those related to the effects of COVID-19 pandemic, market conditions, anticipated project bookings, expected timing of completing the strategic restructuring, anticipated timing of delivery of new orders, anticipated revenues, costs, cost synergies and savings, possible acquisitions, new product offerings and related revenues, share repurchases and expectations regarding operating results, are based upon certain assumptions and analyses made by the management of the Company in light of its experience and perception of historical trends, current conditions, expected future developments and other factors. These statements are subject to risks beyond the Company’s control, including, but not limited to, the impact of the ongoing COVID-19 pandemic, the effects of actions taken by third parties, including, but not limited to, governmental authorities, customers, contractors and suppliers, in response to the COVID-19 pandemic, the impact of actions taken by the Organization of Petroleum Exporting Countries (OPEC) and non-OPEC nations to adjust their production levels, the general volatility of oil and natural gas prices and cyclicality of the oil and gas industry, declines in investor and lender sentiment with respect to, and new capital investments in, the oil and gas industry, project terminations, suspensions or scope adjustments to contracts, uncertainties regarding the effects of new governmental regulations, the Company’s international operations, operating risks, the impact of our customers and the global energy sector shifting some of their asset allocation from fossil-fuel production to renewable energy resources, and other factors detailed in the Company’s public filings with the SEC. Investors are cautioned that any such statements are not guarantees of future performance and actual outcomes may vary materially from those indicated.

Non-GAAP Financial Information

Adjusted Net Income (Loss), Adjusted Diluted EPS, Free Cash Flow and Adjusted EBITDA are non-GAAP measures.

Adjusted Net Income (Loss) and Adjusted Diluted EPS are defined as net income (loss) and earnings per share, respectively, excluding the impact of foreign currency gains or losses as well as other significant non-cash items and certain charges and credits.

Free Cash Flow is defined as net cash provided by operating activities less net cash used in the purchase of property, plant and equipment.

Adjusted EBITDA is defined as net income excluding income taxes, interest income and expense, depreciation and amortization expense, non-cash gains or losses from foreign currency exchange rate changes as well as other significant non-cash items and other adjustments for certain charges and credits.

The Company believes that these non-GAAP measures enable it to evaluate and compare more effectively the results of our operations period over period and identify operating trends by removing the effect of its capital structure from its operating structure. In addition, the Company believes that these measures are supplemental measurement tools used by analysts and investors to help evaluate overall operating performance, ability to pursue and service possible debt opportunities and make future capital expenditures. Adjusted Net Income (Loss), Adjusted EBITDA and Free Cash Flow do not represent funds available for our discretionary use and are not intended to represent or to be used as a substitute for net income or net cash provided by operating activities, as measured under U.S. generally accepted accounting principles (“GAAP”).

See “Unaudited Non-GAAP Financial Measures” below for additional information concerning non-GAAP financial information, including a reconciliation of the non-GAAP financial information presented in this press release to the most directly comparable financial information presented in accordance with GAAP. Non-GAAP financial information supplements and should be read together with, and is not an alternative or substitute for, the Company’s financial results reported in accordance with GAAP. Because non-GAAP financial information is not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures.

Investor Relations Contact

Blake Holcomb, Director of Investor Relations and Corporate Planning

(713) 939-7711

Blake_Holcomb@dril-quip.com

Dril-Quip, Inc.
Comparative Condensed Consolidated Income Statement
(Unaudited)
	Three months ended		Twelve months ended
	December 31, 2020	September 30, 2020	December 31, 2020	December 31, 2019
	(In thousands, except per share data)
Revenues:
Products	$61,692	$66,451	$258,834	$303,279
Services	18,235	17,778	75,577	72,018
Leasing	7,307	7,066	30,562	39,509

Total revenues	87,234	91,295	364,973	414,806
Costs and expenses:
Cost of sales	64,136	67,211	269,698	295,007
Selling, general and administrative	26,235	20,843	95,057	98,412
Engineering and product development	4,038	3,983	18,920	17,329
Impairment	—	—	7,719	—
Restructuring and other charges	478	602	35,380	4,396
(Gain) loss on sale of assets	(49)	14	(587)	(1,511)
Foreign currency transaction (gains) and losses	4,024	746	2,345	(1,630)

Total costs and expenses	98,862	93,399	428,532	412,003
Operating income (loss)	(11,628)	(2,104)	(63,559)	2,803
Interest income	83	188	2,131	7,940
Interest expense	(83)	(138)	(621)	(314)
Income tax provision (benefit)	(374)	(16,380)	(31,281)	8,709

Net income (loss)	$(11,254)	$14,326	$(30,768)	$1,720

Earnings (loss) per share:
Basic	$(0.33)	$0.41	$(0.87)	$0.05

Diluted	$(0.33)	$0.41	$(0.87)	$0.05

Depreciation and amortization	$7,668	$7,908	$32,389	$34,020

Capital expenditures	$1,700	$1,925	$11,943	$11,501

Weighted Average Shares Outstanding:
Basic	35,276	35,049	35,260	35,839
Diluted	35,276	35,249	35,260	36,152

Dril-Quip, Inc.
Comparative Condensed Consolidated Balance Sheets
(Unaudited)
	December 31, 2020	September 30, 2020	December 31, 2019
	(In thousands)
Assets:
Cash and cash equivalents	$345,955	$359,171	$398,946
Other current assets	517,238	503,831	481,543
PP&E, net	234,823	239,591	258,497
Other assets	53,156	56,946	67,579

Total assets	$1,151,172	$1,159,539	$1,206,565

Liabilities and Equity:
Current liabilities	$85,512	$100,982	$96,940
Deferred Income taxes	6,779	3,657	4,150
Other long-term liabilities	17,353	17,338	14,774

Total liabilities	109,644	121,977	115,864

Total stockholders equity	1,041,528	1,037,562	1,090,701

Total liabilities and equity	$1,151,172	$1,159,539	$1,206,565

Adjusted Net Income and EPS:	Three months ended
	December 31, 2020		September 30, 2020		December 31, 2019
	Effect on net income (after-tax)	Impact on diluted earnings per share	Effect on net income (after-tax)	Impact on diluted earnings per share	Effect on net income (after-tax)	Impact on diluted earnings per share
	(In thousands, except per share amounts)
Net income (loss)	$(11,254)	$(0.33)	$14,326	$0.41	$7,400	$0.21
Adjustments (after tax):
Reverse the effect of foreign currency	3,179	0.09	589	0.02	355	0.01
Restructuring costs, including severance	4,407	0.12	476	0.01	344	0.01
(Gain) loss on sale of assets	(39)	—	11	—	(22)	—

Adjusted net income (loss)	$(3,707)	$(0.12)	$15,402	$0.44	$8,077	$0.23

Adjusted Net Income and EPS:	Twelve months ended December 31,
	2020		2019		2018
	Effect on net income (after-tax)	Impact on diluted earnings per share	Effect on net income (after-tax)	Impact on diluted earnings per share	Effect on net income (after-tax)	Impact on diluted earnings per share
	(In thousands, except per share amounts)
Net income (loss)	$(30,768)	$(0.87)	$1,720	$0.05	$(95,695)	$(2.58)
Adjustments (after tax):
Reverse the effect of foreign currency	1,853	0.05	(1,287)	(0.04)	(796)	(0.02)
Add back impairment	6,098	0.17	—	—	67,569	1.82
Restructuring costs, including severance	31,979	0.91	3,473	0.10	10,326	0.28
Gain on sale of assets	(464)	(0.01)	(1,194)	(0.03)	(4,896)	(0.13)

Adjusted net income (loss)	$8,698	$0.25	$2,712	$0.08	$(23,491)	$(0.63)

Adjusted EBITDA:	Three months ended
	December 31, 2020	September 30, 2020	December 31, 2019
	(In thousands)
Net income (loss)	$(11,254)	$14,326	$7,400
Add:
Interest income, (net)	(1)	(50)	(1,181)
Income tax benefit	(373)	(16,380)	(155)
Depreciation and amortization expense	7,668	7,908	8,865
Restructuring costs, including severance	5,578	602	435
(Gain) loss on sale of assets	(49)	14	(28)
Foreign currency loss	4,024	746	449
Stock compensation expense	3,453	3,003	(25)

Adjusted EBITDA	$9,046	$10,169	$15,760

Adjusted EBITDA:	Year ended
	December 31, 2020	December 31, 2019	December 31, 2018
	(In thousands)
Net income (loss)	$(30,768)	$1,720	$(95,695)
Add:
Interest income, (net)	(1,510)	(7,626)	(7,749)
Income tax expense (benefit)	(31,281)	8,709	(19,294)
Depreciation and amortization expense	32,389	34,020	35,312
Impairment	7,719	4,396	13,071
Restructuring costs, including severance	40,480	—	85,531
Gain on sale of assets	(587)	(1,511)	(6,198)
Foreign currency loss (gain)	2,345	(1,630)	(1,007)
Stock compensation expense	12,914	15,721	13,459

Adjusted EBITDA	$31,701	$53,799	$17,430

Free Cash Flow:	Three months ended
	December 31, 2020	September 30, 2020	December 31, 2019
	(In thousands)
Net cash provided by (used in) operating activities	$(16,786)	$13,889	$8,054
Less:
Purchase of property, plant and equipment	(1,700)	(1,925)	(2,881)

Free cash flow	$(18,486)	$11,964	$5,173

Free Cash Flow:	Year ended December 31,
	2020	2019	2018
	(In thousands)
Net cash provided by (used in) operating activities	$(21,088)	$14,678	$45,503
Less:
Purchase of property, plant and equipment	(11,943)	(11,501)	(32,061)

Free cash flow	$(33,031)	$3,177	$13,442